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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made by and between USA Truck, Inc., a Delaware corporation (the "Purchaser"), CARCO Carrier Corporation, an Arkansas corporation doing business as CCC Express, Inc. (the "Seller") and CARCO Capital Corporation, an Arkansas corporation ("CARCO").

                                 R E C I T A L S

         A. Seller is engaged in the transportation of goods in interstate and intrastate commerce as a common carrier and contract carrier pursuant to various permits issued by the Surface Transportation Board and various state agencies regulating motor carrier operations (the "Business").

         B. Purchaser desires to acquire from Seller and Seller is agreeable to selling all of the assets necessary to operate the Business except cash and accounts receivable upon the terms and conditions stated herein. The parties have entered into a statement of intent describing the transactions set forth herein which is merged into this Agreement and is without independent force and affect.

                                 I. DEFINITIONS

         As used in this Agreement, the terms identified in this Article shall have the meanings indicated unless a different and common meaning of the term is clearly indicated by the context.

         1.01 "Agreement" means this Asset Purchase Agreement.

         1.02 "Assumed Rental Agreements" means the rental agreements assumed by Purchaser in Schedule 2.1.8.

         1.03 "Assumed Liabilities" means the liabilities described in Section 2.03.


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         1.04 "CARCO" means CARCO Capital Corporation, an Arkansas corporation.

         1.05 "Closing" means the completion of the transactions contemplated by this Agreement.

         1.06 "Closing Balance Sheet" means the Balance Sheet attached hereto as
Schedule 2.2.1 as adjusted as of the Closing Date as provided in Section 2.

         1.07 "Closing Date" means the date specified in Section 2.05 on which the closing actually occurs.

         1.08 "Code" means the Internal Revenue Code of 1986 as amended and in effect at the time of the execution of this Agreement.

         1.09 "ERISA" means the Employee Retirement Income Security Act of 1974 as amended and in effect at the time of the execution of this Agreement.

         1.10 "Excluded Assets" means the assets that are not sold to Purchaser as described in Section 2.09.

         1.11 "First Adjustment Date" means the date specified in Section 2.02(a) on which the purchase price is adjusted.

         1.12 "First Post Closing Adjustment" means the change in the Purchase Price described in Section 2.02(a).

         1.13 "Freight Contracts" means contracts between Seller and its customers for the transportation of freight described in Section 2.01(f).

         1.14 "GAAP" means generally accepted accounting principles in effect on the date of any statement, report or determination that purports to be or is required to be prepared or made in accordance with GAAP.


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         1.15 "Inventory" means the items described in Section 2.01(d).

         1.16 "Notes Receivable" means the obligations payable to Seller described in Section 2.01(c).

         1.17 "Notice of Claims" means the Notice described in Sections 10.04 and 10.06.

         1.18 "Notice of Objection" means the Notice described in Sections 10.04 and 10.06.

         1.19 "Owner Operator Contracts" means the owner operator agreements in
Schedule 2.1.9.

         1.20 "Parties" means Seller, Purchaser and CARCO.

         1.21 "Purchased Assets" means the assets described in Section 2.01.

         1.22 "Purchase Price" means the consideration paid for the Purchased Assets in the amount determined in Section 2.02.

         1.23 "Purchaser" means USA Truck, Inc., a Delaware corporation.

         1.24 "Purchasers Indemnified Losses" means the losses subject to indemnification by Seller in Section 10.01.

         1.25 "Related Agreements" means the agreements described in Section
2.08.

         1.26 "Second Adjustment Date" means the date described in Section 2.02(b) on which the purchase price is adjusted.

         1.27 "Second Post Closing Adjustment" means the change in the Purchase Price described in Section 2.02(b).

         1.28 "Seller" means CARCO Carrier Corporation, an Arkansas corporation, doing business as CCC Express, Inc.

         1.29 "Seller and its Affiliates" means Seller, CARCO and subsidiary corporations that are




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owned 80% or more by CARCO.

         1.30 "Sellers Indemnified Losses" means the losses subject to indemnification by Purchaser in Section 10.03.

         1.31 "Warranty Termination Date" means the date specified in Section
10.06 when a party's right to be indemnified for losses expires.

                             II.  THE TRANSACTIONS

         2.01 Sale of Assets. Subject to the terms and conditions herein stated, the Seller agrees to sell, assign, transfer and convey to Purchaser on the Closing Date and the Purchaser agrees to purchase from the Seller good and merchantable title to substantially all of the tangible and intangible assets necessary to operate the Business, except the Excluded Assets (the "Purchased Assets") described as follows:

                  (a) Transport Equipment. Seller's power units, Qualcom Communications Equipment, trailers described in Schedule 2.1.1.

                  (b) Furniture and Equipment. Seller's office furniture and equipment and shop equipment described in Schedule 2.1.2.

                  (c) Notes Receivable. Seller's notes receivable from owner operators described in Schedule 2.1.3.

                  (d) Inventory. Seller's inventory of parts, fuel, and supplies in Schedule 2.1.4.

                  (e) Records. Seller's customer data, sales records, maintenance and warranty records and personnel records, subject to access by Seller as needed.

                  (f) Freight Contracts. Seller's freight contracts described in
Schedule 2.1.5.



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                  (g) Goodwill. The Intangible Assets described in Section 2.1.6 including Seller's name, CARCO Carrier Corporation and CCC Express, Inc. and all variations thereof. The right to solicit for employment all of Seller's employees. The assets described in the Closing Balance Sheet.

                  (h) Operating Authority. Seller's authority to operate as a motor carrier in intrastate and interstate commerce as described in Schedule 2.1.7.

                  (i) Service Agreements. All of Seller's service agreements, warranties and other rights with regard to the Transportation Equipment that are transferrable to Purchaser.

                  (j) Rental Agreements. The real property Rental Agreements described in Schedule 2.1.8 (the "Rental Agreements").

                  (k) Licenses and Fees. All prepaid vehicle licenses and Federal Highway Use Tax on tractors.

                  (l) Owner Operator Contracts. The Contractor Operating Agreements in Schedule 2.1.9 (the "Owner Operator Contracts").

                  (m) Deposits. The Pet Deposits and the Texas Star Deposit is
Schedule 2.1.10.

         2.02 Purchase Price. In consideration for the sale, assignment, conveyance and delivery of the Purchased Assets by Seller, Purchaser, in reliance upon the representations and warranties in Article VII, will pay to Seller on the Closing Date, the net book value on the Closing Balance Sheet plus $2,000,000.

                  (a) First Post Closing Adjustment. The First Post Closing Adjustment to the Purchase Price shall be effective on the Closing Date (the "First Adjustment Date"). Purchaser shall substitute actual amounts for driver advances, inventory, shop tools and non-capitalized shop



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equipment, owner operator escrow, Notes Receivables and driver pet deposits for the estimated amounts in the Closing Balance Sheet. The revised Closing Balance Sheet shall be delivered to Seller within 50 days after the Closing Date. Seller shall have a claim for indemnification against Purchaser for any under payment of the Purchase Price resulting from the First Post Closing Adjustment. Purchaser shall have a claim for indemnification against Seller for any overpayment of the Purchase Price resulting from the First Post Closing Adjustment. Claims for indemnification shall be presented and paid as provided in Article X.

                  (b) Second Post Closing Adjustment. The Second Post Closing Adjustment to the Purchase Price shall be effective on the first anniversary of the Closing Date (the "Second Post Closing Adjustment Date"). Purchaser shall substitute actual amounts for estimated amounts in the Closing Balance Sheet (after the First Post Closing Adjustment) for: (i) collision damage claims made within 60 days after the Closing Date; (ii) cargo claims made within 9 months after the Closing Date; and (iii) vacation expense occurring within 12 months after the Closing Date. The revised Closing Balance Sheet shall be delivered to Seller within 370 days after the Closing Date. Seller shall have a claim for indemnification against Purchaser for any underpayment of the Purchase Price resulting from the Second Post Closing Adjustment. Purchaser shall have a claim for indemnification against Seller for any overpayment of the Purchase Price resulting from the Second Post Closing Adjustment. Claims for indemnification shall be presented and paid as provided in Article X.

                  (c) Closing Balance Sheet. The balance sheet attached hereto as Schedule 2.2.1 shall be adjusted as of the Closing Date to reflect: (i) discrepancies between the assets delivered by Seller at Closing and the Purchased Assets described herein; (ii) changes in the accounts arising from



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operations between the date of the Balance Sheet in Schedule 2.2.1 and the
Closing Date; and (iii) changes in the accounts arising from adjusting estimated balances to actual balances. The Balance Sheet in Schedule 2.2.1 as adjusted will be the "Closing Balance Sheet".

         2.03 Liabilities. The Purchaser shall not assume any liabilities of Seller, whether related to the Business or not, or to any of the Purchased Assets except Purchaser will assume: (i) the liabilities shown on the Closing Balance Sheet as adjusted in Sections 2.02(a) and 2.02(b); and (ii) the liabilities shown in Schedule 2.3.1 (collectively the "Assumed Liabilities").

         2.04 Guaranty. CARCO hereby guarantees the prompt and complete payment and performance of every obligation of Seller in this Agreement pursuant to the terms of the guaranty attached hereto as Schedule 2.4.1.

         2.05 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Purchaser, 3200 Industrial Park Road, Van Buren, Arkansas, commencing at 9:00 a.m. local time on the second business day following satisfaction or waiver of all conditions in
Article III and Article IV or at such other date as the parties may determine (the "Closing Date").

         2.06 Delivery at Closing. At Closing, the Seller shall deliver to
Purchaser: (i) the Disclosure Schedule certified by Seller; (ii) the certificates, opinions and documents described in Article III; and (iii) the assignment, bills of sale, lease assumption agreements, titles and other instruments necessary to convey the Purchased Assets to the Purchaser described in Schedule 2.6.1.

         At Closing, the Purchaser shall deliver to Seller: (i) the Purchase Price; (ii) the certificates, opinions and documents described in Article IV; and (iii) instruments of assumption as counsel for


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Seller may reasonably request as evidence that Purchaser will satisfy the
Assumed Liabilities.

         2.07 Allocation. The parties agree to allocate the Purchase Price among the Purchased Assets for financial accounting and tax purposes as provided in
Schedule 2.7.1.

         2.08 Related Agreements. In connection with the sale of the Purchased Assets, certain agreements with third parties (collectively the "Related Agreements") have been negotiated as follows:

                  (a) Non-Competition Agreement. At Closing, Purchaser will enter into an agreement with Carl D. Corley restricting Mr. Corley from competing with Seller and employing Mr. Corley as a consultant to Seller for a period of 5 years as provided in the agreement attached hereto as Schedule 2.8.1.

                  (b) Lease Agreements. At Closing, Purchaser will enter into rental agreements assuming the rights of Seller to rent on a month to month basis, the facilities at New Paris, Indiana, Springhill, Louisiana and Fayetteville, North Carolina, Houston, Texas and North Ridgefield, Ohio.

                  (c) Freight Contracts. Seller shall obtain and deliver to Purchaser at Closing, written consent for Seller to transfer to Purchaser the contracts described in Schedule 2.1.5 Sections I and II (the "Freight Contracts"). The Seller shall deliver to Purchaser at Closing written certification that the Freight Contracts are in full force and effect and that no defaults have occurred by the shipper or Seller.

         2.09 Excluded Assets. Seller's cash, accounts receivable generated through Closing Date, subrogation claims for damage to Purchased Assets through the Closing Date, CARCO International notes receivable, trade name CARCO Rentals, Inc., trade name CARCO Capital Corporation, prepaid



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insurance, prepaid fuel tax, and assets that are not included in the Closing
Balance Sheet or the Schedules to this Agreement. (the "Excluded Assets").

                   III. CONDITIONS TO OBLIGATIONS OF PURCHASER

         Each and every obligation of Purchaser under this Agreement is, unless waived in writing by Purchaser, subject to satisfaction on or before the Closing Date of each of the following conditions:

         3.01 Representations. The representations of Seller in this Agreement or in any schedule hereto or in the Disclosure Statement shall be true and correct on and as of the Closing Date and Seller shall have delivered to Purchaser on the Closing Date a certificate to such effect.

         3.02 Opinion of Counsel. Purchaser shall have received the opinion, dated the Closing Date, of Hardin, Jesson and Terry, Attorneys at Law, who are legal counsel to Seller and CARCO with regard to the matters set forth in
Schedule 3.2.1.

         3.03 Performance. Seller shall have conducted the Business as provided in Article V and substantially performed and complied with all of the other terms and conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing Date and Seller shall have delivered to Purchaser on the Closing Date a certificate to such effect.

         3.04 Assets, Books and Records. Seller shall have made available to Purchaser access to all of its books and records.

         3.05 Third Party Consent. Seller shall have procured all third party consents specified in Schedule 3.5.1.

         3.06 Litigation. There shall not be threatened or pending actions, suits or proceedings before any court or quasi-judicial or administrative agency of any federal, state, local or foreign


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jurisdiction wherein an unfavorable judgment, decree, order, stipulation, injunction or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect aversely the right of the Purchaser to own, operate or control the Purchased Assets or the Business.

         3.07 Due Diligence Review. Purchaser shall have completed a due diligence review of Seller and the Purchased Assets with results that are satisfactory to Purchaser.

         3.08 Related Agreements. Purchaser shall have obtained the Related Agreements in form and substance satisfactory to Purchaser and its counsel.

         3.09 Board Approval. The Board of Directors of Seller and CARCO shall have approved, in accordance with the Certificate of Incorporation and bylaws of Seller and all applicable statutory requirements: (i) the terms of this Agreement; (ii) the execution and delivery of this Agreement by duly authorized officers of Seller; (iii) the performance by Seller of all of the obligations of Seller under this Agreement. Copies of documents evidencing such approval shall be certified by the Secretary of Seller and the Secretary of CARCO and delivered to Purchaser on the Closing Date.

         3.10 Governmental Approval. All governmental and other consents and approvals necessary to consummation of the transactions contemplated by this Agreement shall have been received in written evidence of such approval shall be delivered to Purchaser on the Closing Date.

         3.11 Financing. Purchaser shall have obtained all of the financing necessary to fulfill the obligations undertaken by Purchaser in this Agreement upon terms and conditions acceptable to Purchaser.



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         3.12 Proceedings. All actions to be taken by Seller in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions and closing documents required to complete the transactions described herein shall be satisfactory in form and substance to Purchaser and its counsel.

                     IV. CONDITIONS TO OBLIGATIONS OF SELLER

         Each and every obligation of Seller under this Agreement is, unless waived in writing by Seller, subject to satisfaction on or before the Closing Date of each of the following conditions:

         4.01 Representations. The representations and warranties of Purchaser in this Agreement or in any schedule attached hereto shall be true and correct on and as of the Closing Date and Purchaser shall have delivered to Seller on the Closing Date a certificate to such effect.

         4.02 Opinion of Counsel. The Seller shall have received the opinion, dated the Closing Date, of Smith, Maurras, Cohen, Redd & Horan, PLC, Attorneys at Law, who are legal counsel to Purchaser with regard to the matters set forth in Schedule 4.2.1.

         4.03 Performance. Purchaser shall have substantially performed and complied with all of the terms and conditions required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing Date and Purchaser shall have delivered to Seller a certificate dated the Closing Date to such effect.

         4.04 Litigation. There shall not be threatened, pending or in effect any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii)



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cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Purchaser to own, operate or control the Purchased Assets or the Business.

         4.05 Related Agreements. Purchaser shall have obtained the Related Agreements in form and substance satisfactory to Seller and its counsel.

         4.06 Proceedings. All actions to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, opinions and closing documents required to complete the transactions described herein shall be satisfactory in form and substance to Seller and its counsel.

                            V. PRE-CLOSING COVENANTS

         During the period beginning on the date of this Agreement and ending on the Closing Date, Seller covenants and agrees as follows:

         5.01 Ordinary Course of Business. Seller shall conduct the Business only in the ordinary and usual course of business in compliance with all applicable, state, federal and local laws, ordinances, rules and regulations. Seller shall refrain from entering into any contract or commitment, except contracts in the ordinary course of business or contracts approved by Purchaser.

         5.02 Business Relationships. Seller shall use its best efforts to: (i) preserve intact Seller's Business organization; (ii) maintain in full force and effect the Freight Contracts and contracts with owner operators; (iii) maintain good relationships with licensors, suppliers, customers and others having business relationships with Seller; and (iv) use Seller's best efforts to serve customers in an efficient manner.



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         5.03 Charter and Bylaws. No change will be made in the Certificate of
Incorporation or bylaws of the Seller.

         5.04 Human Resources. Seller shall use its best efforts to: (i) keep available the services of Seller's officers, employees and agents; (ii) maintain the compensation payable by Seller to any officer, employee or agent being paid $45,000 per year or more at the levels in effect on the date of this Agreement; and (iii) refrain from making any bonus, pension, retirement or insurance arrangement with any employee, except those benefits that may have already been accrued.

         5.05 Insurance. Seller shall maintain in full force and effect all of the policies of insurance held by Seller that are in effect on the date of this Agreement.

         5.06 Notification. Seller shall confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. Seller shall notify Purchaser of: (i) all claims against insurance policies made by Seller; (ii) any change in the normal course of Seller's business or in the operation of its property; (iii) the commencement of any suit, action, proceeding or investigation affecting Seller or the Purchased Assets; (iv) any tax audit, assessment or proposed audit or assessment affecting Seller or the Purchased Assets; and (v) any proposed changes in Seller's safety rating under Federal Motor Carrier Safety Regulations prescribed by the U.S. Department of Transportation Federal Highway Administration.

         5.07 Tax Returns. Seller shall timely file all reports or returns required to be filed with federal, state and local authorities and will promptly pay all federal, state and local taxes and assessments and governmental charges levied or assessed upon Seller or the Purchased Assets or any


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part thereof.

         5.08 Maintenance. Seller shall maintain in good condition and repair the facilities subject to the Assumed Leases (when required by a lease or rental agreement, maintain the same) and the Purchased Assets.

         5.09 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, Seller shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group other than Purchaser, concerning any purchase of the Purchased Assets or any of the capital stock of Seller or any merger, sale of substantial assets or similar transaction involving Seller.

         5.10 Review of Seller. Purchaser may, prior to the Closing Date, through its representatives, review the property, books and records of Seller and its Business, financial and legal condition as it deems necessary or advisable to familiarize itself with the Purchased Assets and other matters; such review shall not, however, affect the representations and warranties made by Seller hereunder. Seller shall permit Purchaser and its representatives to have full access to its premises and to all books and records of Seller, and to cause the officers of Seller to furnish Purchaser with such financial and operating data and other information with respect to the Business and properties of Seller, and copies of such documents, as Purchaser shall from time to time reasonably request. Seller shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed upon, such additional instruments as Purchaser may reasonably request for the purpose of carrying out this Agreement.


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         5.11 Driver Bonus. Within 30 days after Closing, Seller shall pay to all drivers the driver bonus due as of the Closing Date as set forth in the driver's handbook according to the formula in Schedule 5.11.1.

                           VI. POST CLOSING COVENANTS

         Beginning on the Closing Date and continuing thereafter, Seller and CARCO jointly and severally covenant and agree as follows:

         6.01 Dissolution of Seller. Within 10 days after the Closing Date Seller shall: (i) adopt the plan of liquidation in Schedule 6.1.1; (ii) file Articles of Dissolution with the Arkansas Secretary of State; (iii) discharge or transfer to CARCO or one of its subsidiaries all Seller's employees by January 1, 2000; (iv) end all business operations except those allowed by ACA Section 4-27-1405; and (v) take all actions necessary to be dissolved under the Arkansas Business Corporation Act. Seller shall not thereafter adopt or file Articles of Revocation of Dissolution.

         6.02 Non-Competition. For a period of 5 years after the Closing Date, Seller, CARCO and any subsidiary corporation now or hereafter owned or 50% or more controlled by CARCO shall not: (i) engage in the business of transporting commodities of any classification in interstate or intrastate commerce; (ii) apply for, obtain or hold interstate or intrastate authority to transport commodities of any classification in intrastate or interstate commerce; or (iii) enter into any contract with a shipper who is a party to a Freight Contract that is part of the Purchased Assets to convert dedicated service under the Freight Contract to shipper operated transport using equipment leased from Carco or one of its subsidiary corporations. This covenant shall not prohibit CARCO or its subsidiaries from


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engaging in the short term and long term tractor and trailer leasing business.
The parties acknowledge that any breach of this covenant will cause irreparable damage to Purchaser. Accordingly, any breach or threatened breach of this covenant shall entitle Purchaser to an injunction against such breach or threatened breach in addition to any other legal remedies available to Purchaser.

         6.03 Confidential Information. Purchaser will acquire from Seller under this Agreement information concerning the customers of Seller that derives independent economic value from not being generally known to or readily ascertainable by other persons. The parties agree that the following information (the "Confidential Information") is a trade secret under ACA Section 4-75-601 and is therefore entitled to protection under applicable law: transportation terms, profit margins, volume, price structure, equipment needs and future plans concerning transportation services to be provided by Seller to shippers who are either: (i) a party to one of the Freight Contracts; or (ii) a customer of Seller on the execution date of this Agreement. Seller and CARCO agree that for a period of 5 years after the Closing Date, Seller, CARCO and any subsidiary corporation now or hereafter owned, 50% or more by CARCO, will not disclosure the Confidential Information or use the Confidential Information in its business operations except as may be required to fulfill Sellers obligations under this Agreement. The parties acknowledge that any breach of this covenant will cause irreparable damage to Purchaser. Accordingly, any breach or threatened breach of this covenant shall entitle Purchaser to an injunction against such breach or threatened breach in addition to any other legal remedies available to Purchaser.

         6.04 Transition. Seller and CARCO will not take any action that is designed or intended



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to have the effect of discouraging any lessor, customer, supplier, employee or other business associate of Seller from maintaining the same business relationship with Purchaser after closing as it maintained with Seller prior to the Closing Date. Seller and CARCO will refer all customer inquiries relating to the Business to Purchaser from and after the Closing Date. Purchaser shall have access to all of Seller's mail for a period of 30 days after Closing.

         6.05 Further Action. In the event that any further action is necessary or desirable to carry out the purposes of the Agreement after the Closing Date, Seller and CARCO will take such further action (including the execution and delivery of other instruments and documents) as Purchaser may reasonably request, all at the sole cost and expense of Purchaser, unless Purchaser is entitled to indemnification therefore under Article X.

         6.06 SEC Reports. Seller will provide Purchaser with Seller only audited financial statements for the calendar years ended December 31, 1997 and December 31, 1998. Seller will provide Purchaser with other financial information required to complete reports required by the Securities and Exchange Commission. Purchaser shall pay all fees due Seller's auditors for preparing the audited financial statements and other financial information required by Purchaser.

         6.07 Mellon Leasing Corporation Loan. Seller will take all steps necessary and pay any resulting costs to cure a technical default under loan agreements between Seller and Mellon Leasing Corporation that are assumed by Purchaser arising from the sale of tractors pledged to Mellon Leasing Corporation as collateral.

         6.08 Operating Authority. Within 90 days after closing Seller will surrender all authority granted by the Federal Highway Administration to operate as a common carrier, contract carrier a



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broker by motor vehicle in the United States. Seller will take all actions reasonably requested by Purchaser to transfer all authority held by Seller to operate as a common carrier by motor vehicle in any Canadian province

         6.09 401(k) Plan Amendment. The CARCO Capital Corporation 401-K Plan meets the requirements of a "qualified plan" under Internal Revenue Code Section 401(a) and has not requested a favorable determination letter from the Internal Revenue Service as the Plan is covered under the remedial amendment period. Within 5 days after Closing, Seller shall adopt the amendment to its 401(k) plan in Schedule 6.9.1 effective November 1, 1999.

                  VII. REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller represents and warrants to Purchaser that the statements contained in this Article VII are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs in this
Article VII.

         7.01 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Arkansas.

         7.02 Authority to Operate Business. Seller has full corporate power and authority to own and lease its properties used in connection with the Business, as such properties are now owned and leased, and to conduct the Business as and where the Business is now conducted and in the manner the Business in now conducted.



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         7.03 Authorization. Seller has full power and authority to execute, deliver and perform this Agreement, and Seller has duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller, is in full force and effect and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

         7.04 Non-Contravention. The execution, delivery and performance of this Agreement do not violate, contravene or conflict with or result in a breach of or constitute a default under any law or regulation, or any writ, judgment, order or decree of any court or governmental instrumentality or arbitrator or the Certificate of Incorporation or bylaws of Seller, or any indenture, contract, agreement or other understanding to which Seller is a party or by which any of its assets are bound.

         7.05 No Consent. No consent of any party and no consent, permit, license, approval or authorization or, or registration or declaration with, or action by any governmental body, authority, bureau, commission or agency is required to be made in connection with the execution, delivery and performance of this Agreement.

         7.06 Title. Seller has good and marketable title to the Purchased Assets free and clear of all liens, claims, security interests or restrictions on transfer except the Assumed Liabilities.

         7.07 Conveyance. The instruments of conveyance, transfer and assignment that will be delivered by Seller at closing are legal, valid, binding and enforceable in accordance with their terms and legally sufficient to vest in and convey to Purchaser all right, title and interest of Purchaser in and to the Purchased Assets subject to the Assumed Liabilities. Upon completion of the Closing, Purchaser will have good and merchantable title in the Purchased Assets subject to the Assumed

Liabilities.

         7.08 Condition of Purchased Assets. Each of the Purchased Assets has been maintained in accordance with normal industry practice and is in good operating condition and repair subject to ordinary wear and tear. Tire wear is excluded from this provision, Seller is not making any representation or warranty pertaining to tire wear for the Purchased Assets.

         7.09 Dissenter's Rights. No holder of Seller's issued and outstanding capital stock has any rights under ACA Section 4-27-1301 through Section 4-27-1331 or is a "Dissenter" as such term is used in such laws.

         7.10 Financials. Seller has delivered to Purchaser the following financial statements (collectively, the "Financial Statements"): (i) audited, consolidated balance sheets and income statements as of and for the fiscal year ended December 31, 1998 for CARCO and its subsidiaries, including Seller and CARCO Rentals, Inc.; (ii) unaudited balance sheets and statements of income as and for the 6 months ended June 30, 1999, for Seller (the "June Financial Statements"). The Financial Statements are: (x) in accordance with the books and records of Carco and its subsidiary corporations including Seller and Carco Rentals, Inc.; (y) complete and correct in all material respects; and (z) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

         7.11 Closing Balance Sheet. All of the Purchased Assets and Assumed Liabilities are accurately reflected on the Closing Balance Sheet subject to the First Post Closing Adjustment and the Second Part Closing Adjustment provided for in this Agreement. The vacation pay reserve, collision expense reserve, pet deposit, Texas Star deposit cargo damage reserve and owner operator maintenance reserve will each be sufficient to pay all claims properly chargeable against these reserves.

         7.12 Assumed Rental Agreement. At Closing, Purchaser shall assume the rights obligations of the Seller as Lessee under the Assumed Rental Agreement for all periods after the Closing Date. With respect to each of the Assumed Rental Agreements:

                  (a) All facilities subject to the Assumed Rental Agreements are supplied with utilities and other services necessary for the operation of the Business;

                  (b) Past or present operation of the property subject to the Assumed Rental Agreements by Seller do not provide a basis for any charge, complaint, action, suit, proceeding, hearing, investigation or demand against Seller, CARCO or other subsidiaries of CARCO (the "Seller and its Affiliates") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899 or the Emergency Planning and Community Right-to-Know Act of 1986 each as amended, (or any other law or regulation thereunder of any federal, state, local or foreign government or agency thereof concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.) No representation or warranty is made concerning operations on the property subject to the Assumed Rental Agreement prior to Seller's occupancy of said property.

                  (c) The Seller and its Affiliates have not handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility subject to the Assumed Rental Agreements in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to any statute) giving rise to any liability for damage to any site, location or body of water (surface or subsurface), for illness or personal injury.

                  (d) There is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller and its Affiliates that would give rise to any liability under the Occupational Safety and Health Act, as amended, or any other law, rule or regulation thereunder of any federal, state, local or foreign government or agency thereof concerning employee health and safety. No representation or warranty is made concerning operations or conditions on the property subject to the Assumed Rental Agreement prior to Seller's occupancy of said property.

                  (e) Seller has obtained and has been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and time tables which are contained in, all federal, state, local and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions and charges thereunder) relating to public health and safety, work or health and safety, and pollution or protection of the environment, including laws relating to omissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste into ambient air, surface water, ground water, or land or otherwise relating to the manufacturer, processing, distribution, use, treatment, storage, disposal, transport, or hauling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste.

                  (f) During Seller's occupancy of the facilities subject to the Assumed Rental Agreement, Seller has not installed on such rental facilities asbestos, PCB's, methylene chloride, trichloroethylene,
1,2-trans-dichloroethylene, dioxins, dibenzofurans, and extremely hazardous substances.

                  (g) All rent payable by Lessee for use of the premises subject to the Assumed Rental Agreement will be paid by Seller through the Closing Date.

         7.13 Freight Contracts. At Closing, Seller shall transfer, assign and convey to Purchaser the Freight Contracts. With respect to each of the Freight
Contracts:

                  (a) The Freight Contract is in full force and effect and is enforceable in accordance with its terms;

                  (b) If listed in Schedule 2.1.5, Section I or II, the customer has consented to the transfer of the Freight Contract to Purchaser and continued performance of the Freight Contract by Purchaser;

                  (c) The Freight Contract will be legally binding, enforceable and in full force and effect on identical terms immediately following the Closing;

                  (d) No party to the Freight Contract is in breach and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (e) No party to the Freight Contract has repudiated any provision of the contract;

                  (f) There are no disputes, oral agreements or forbearance programs in effect as to the Freight Contract; and

                  (g) Seller has not assigned, transferred, conveyed, mortgaged or encumbered any interest in the Freight Contract.

         7.14 Inventory. The inventory shown on the Closing Balance Sheet consists of supplies, purchased parts, fuel and other items used in the Business, all of which is merchantable and fit for the purpose for which it was procured, and none of which is damaged or defective. Parts that cannot be used on the Transportation Equipment in Schedule 2.1.1 have a zero value.

         7.15 Litigation. There are no actions, suits or other legal proceedings or investigations pending, or to the Seller's knowledge, threatened against Seller in or relating to the Purchased Assets. Neither the Seller or the Purchased Assets are subject to any order, judgment, decree, stipulation or award.

         7.16 Permits. Seller holds all licenses, permits, franchises and authorizations necessary for the lawful operation of the Business.

                  (a) Seller holds the Certificates of Authority to operate as a motor carrier of general commodities from the Surface Transportation Board as set forth in Schedule 2.1.7.

                  (b) Sellers holds the Certificates of Authority to operate intrastate as a motor carrier of general commodities in certain states as set forth in Schedule 2.1.7.

                  (c) Seller has no knowledge that any Certificate of Authority issued to it to operate as a motor carrier is subject to pending or threatened action on the part of any administrative agency for revocation or encumbering.

         7.17 Absence of Changes. Since June 30, 1999, there has not been: (i) a material adverse change in the Business, financial condition or operations of Seller; (ii) any damage, destruction or other casualty loss (whether or not covered by insurance), materially and adversely affecting the Business, financial condition or operation of the Seller; or (iii) any other event or condition of any character (other than events or conditions affecting generally the motor carrier industry) materially and adversely affecting individually or in the aggregate the Business, financial condition or operations of Seller.

         7.18 Compliance with Law. To the best of Seller's information, knowledge and belief, the Business is being conducted in compliance and in all material respects with all applicable domestic and foreign laws, rules, regulations, judgments and court administrative orders, permits and approvals, including, without limitation, all federal, state and local energy, public utility, health, OSHA, and environmental requirements and all other federal, state, and local governmental and regulatory requirements. Seller is not aware of any claim or violation or actual violation of any such laws, rules, regulations, judgments, orders, permits and approvals by Seller. Seller holds or has applied for all permits, approvals, licenses, certificates and other authorities required to conduct the Business which will be transferred to Purchaser as part of the Purchased Assets.

         7.19 Taxes. Seller has filed or caused to be filed within the time and within the manner prescribed by laws, all federal, state, local and foreign tax returns and reports which are required to be filed by, or with respect to the Business. To the best of Seller's information, knowledge and belief such returns and reports reflect accurately all liabilities or taxes owed by Seller for the period covered thereby. To the best of Seller's information, knowledge and belief, all state, federal, local and foreign income profits, franchise sales, use, occupancy, excise, fuel, highway use, personal property, real property, withholding and other taxes and assessments (including interest and penalties) payable by, or due from Seller have been fully paid or adequately disclosed and fully provided for in the books of Seller. No examination of any tax return of Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller. There is no dispute or claim concerning any tax liability of Seller that has been waived by a taxing authority in writing or by notice to Seller by personal contact with Seller's employees who are responsible for tax matters.

         7.20 Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property (including the intellectual property described in Schedule 2.1.6) necessary for the operation of the Business as presently conducted. Each item of intellectual property owned or used by Seller immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary or desirable actions to protect each item of intellectual property that it owns or uses.

                  (b) To the best of Seller's information, knowledge and belief, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties and Seller's directors and officers have not received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

         7.21 Employment Obligations. Seller is not a party to or obligated under any employment agreement with any of its employees other than agreements that are terminable at will. To the knowledge of Seller, no key employee or group of employees has any plans to terminate employment with Seller. Seller and its Affiliates are not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller and its Affiliates have not committed any unfair labor practice. Seller and its Affiliates have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller or its Affiliates.

         7.22 Notes Receivable. At Closing, Seller will convey to Purchaser the Notes Receivable. With respect to each Note Receivable:

                  (a) The Note Receivable is properly reflected on the Closing Balance Sheet as adjusted by the First Post Closing Adjustment;

                  (b) The Note Receivable is a valid and enforceable obligation subject to no setoffs or counter claims;

                  (c) The Note Receivable is current as of October 31, 1999 and collectable; and;

                  (d) All payments due on the Note Receivable after Closing will be paid to Purchaser in accordance with the terms of the Note Receivable in the amount stated in the Note Receivable.

         7.23 Broker. Seller will pay all commissions, brokerage fees or finders fees due Vine Street Partners in connection with the transactions contemplated by this Agreement. No other broker, person or firm acting on behalf of Seller is or will be entitled to any commission or brokerage fee or finders fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         7.24 Disclosure. None of this Agreement, the Disclosure Statement, the Financial Statements, any schedule, exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Seller or by any of the Seller's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to Seller, its officers or directors which materially and adversely affects the Business, prospects or conditions of the Seller or the Purchased Assets which has not been set forth in this Agreement or in the schedules, exhibits, certificates, documents or statements in writing furnished in connection with the transactions contemplated by this Agreement.


                VIII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser represents and warrants to Seller that the statements contained in this Article VIII are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         8.01 Organization. Purchaser is a corporation duly organized, validly existing and good standing under the laws of the state of Delaware and is qualified to do business as a foreign corporation in the state of Arkansas.

         8.02 Authorization of Agreement. Purchaser has full power and authority to execute, deliver and perform this Agreement, and Purchaser has duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Purchaser, is in effect, and constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

         8.03 Non Contravention. The execution, delivery and performance of this Agreement do not violate, contravene or conflict with or result in a breach or constitute a default under any law or regulation, or any writ, judgment, order or decree of any court or government instrumentality or arbitrator or the certificate of incorporation or bylaws of Purchaser, or any indenture, contract, agreement or other understanding to which Purchaser is a party or by which any of its assets is bound.

         8.04 Broker's Fee. No broker, person or firm acting on behalf of Purchaser is or will be entitled to any commission or brokers or finders fees from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         8.05 Employees. Purchaser will offer to employ a sufficient number of Sellers employees so that fewer than fifty (50) of Seller's employees will not be offered employment by Purchaser.

         8.06 Equipment Leasing. For a period of 24 months after the Closing Date, Purchaser shall not solicit from, or enter into, any Dedicated Contract Carriage Agreement with any Shipper listed in Schedule 8.6.1 to perform dedicated carriage services at the location stated in Schedule 8.6.1. The purpose for this restriction is to restrict Purchaser from converting leasing and rental customers of CARCO Rentals, Inc. a subsidiary corporation of CARCO to dedicated services under or contract carriage agreement. The parties acknowledge that any breach or threatened breach of this covenant will cause irreparable damage to Seller and CARCO. Accordingly, any breach or threatened breach of this covenant shall entitle Seller or CARCO to an injunction against such breach or threatened breach in addition to any other legal remedies available to Seller and CARCO. Provided, however, this covenant is personal to Seller and CARCO and if CARCO and its subsidiaries sell substantially all of their tractor and trailer leasing assets and are not actively engaged in the short term and long term tractor and trailer leasing business then this restriction against Purchaser in this Section
8.06 shall end upon the sale of such assets and the termination of such business.

                         IX. TERMINATION BEFORE CLOSING

         9.01 Permitted Termination. Before the Closing Date, this Agreement may be terminated only: (i) by mutual agreement of the parties; (ii) by Purchaser, if the conditions to obligations of Purchaser in Article III are not satisfied or waived by Purchaser on or before the Closing Date; or (iii) by Seller, if the conditions to obligations of Seller in Article IV are not satisfied or waived by Seller on or before the Closing Date.

         9.02 No Damage for Permitted Termination. If this Agreement is terminated as provided in Section 9.01, then this Agreement shall be null, void and of no effect and no party shall be liable to any other party for any loss, damage or expense arising from this Agreement and the indemnification provisions in Article X shall not apply.

                               X. INDEMNIFICATION

         10.01 Indemnification of Purchaser. Subject to the limit on indemnification of Purchaser in Section 10.02, Seller shall indemnify Purchaser, its successors and assigns against any loss, damage and expense, including reasonable attorneys fees and out-of-pocket expenses suffered by Purchasers, its successor and assigns (Purchaser's Indemnified Losses) arising out of:

                  (a) Any breach by Seller or CARCO, or either one of them, of this Agreement;

                  (b) Any inaccuracy or breach of any covenant (including Preclosing Covenants and Post Closing Covenants), representation or warranty of Seller or CARCO made in this Agreement;

                  (c) Any Assumed Liabilities that exceed the amount shown on the Closing Balance Sheet;

                  (d) Any overpayment of the Purchase Price as reflected in the First Post Closing Adjustment or the Second Post Closing Adjustment.

         10.02 Limit on Indemnification of Purchaser. Purchaser shall be entitled to recover from Seller Purchasers Indemnified Losses for damages (excluding ordinary wear and tear) to power units and trailers that are part of the Purchased Assets only to the extent such damage exceeds $500 for any individual power unit or trailer. Purchaser shall be fully indemnified for all collision damage in excess of $500 for any individual power unit or trailer. Tire wear on the Purchased Assets will not be considered as a loss or damage to Purchaser and Purchaser will not be entitled to indemnification from Seller for tire wear issues or deficiencies. Both, Purchaser and Seller shall approve of all cargo claims in excess of $500 before the claim will be allowed.

         10.03 Indemnification of Seller. Purchaser agrees to indemnify Seller, its successors and assigns against any loss, damage or expense, including reasonable attorneys fees and other out-of-pocket expense suffered by Seller, its successors and assigns, ("Sellers Indemnified Losses") arising from:

                  (a) Any breach by Purchaser of this Agreement;

                  (b) Any inaccuracy or breach by Purchaser of any covenant, representation or warranty of Purchaser made in this Agreement;

                  (c) Any underpayment of the Purchase Price as reflected in the First Post Closing Adjustment or the Second Post Closing Adjustment.

         10.04 Purchaser's Indemnification Procedure. All claims by Purchaser for indemnification hereunder shall be presented and paid as follows:

                  (a) Purchaser shall promptly notify Seller of any claim that is given or could give rise to a right of indemnification under this Agreement (the "Notice of Claim"). The Notice of Claim shall include the amount of the claim and a description of the facts giving rise to the claim unless otherwise provided herein. Notice of Claim must be received by Seller on or before the Warranty Termination Date or Seller will have no indemnification obligation with respect to the claim.

                  (b) Seller shall have 30 days after the date of the Notice of Claim to send written notice to Purchaser if it determined that the claim or any part thereof is not subject to indemnification under this Article (the "Notice of Objection"). If a Notice of Objection is not sent by the Seller, the claim and all related expenses shall be paid by Seller. If the Seller timely sends a Notice of Objection and the parties are unable to solve their differences, then the issue shall be resolved by arbitration in the city of Fort Smith, Arkansas, or such other location acceptable to all parties, in accordance with the rules of the American Arbitration Association. The controversy or claim shall be submitted to three neutral arbitrators chosen from the national panel of arbitrators. The Purchaser and Seller shall each choose one arbitrator and the two arbitrators shall choose a third arbitrator. The decision of the arbitrators shall be final and binding upon all parties, and judgment upon the award rendered by the arbitrators may be entered by any court having proper jurisdiction. If no Notice of Objection is received by Purchaser, Purchaser shall be entitled to payment from Seller immediately upon final determination of any claim for which indemnification is due, whether by settlement, judgment, arbitrators decisions or other resolution of the claim.

                  (c) Purchaser shall have administrative control of all claims by third parties that are subject to indemnification under this Article and shall be responsible for hiring legal counsel, accountants or other advisors deemed necessary to defend or settle the claims. However, no claim will be settled without the Seller's approval. Seller may employ legal counsel, accountants or other advisors to assist in the defense or resolution of the claim, but the cost of said advisors shall be paid by Seller. Seller will also render any assistance reasonably requested by Purchaser to defend the claim, including, but not limited to, testimony at depositions, hearings and trials, as well as providing information and assistance during the defense of the claim.

         10.05 Purchaser's Right of Set Off. Purchaser shall have a right of set off against amounts owed by Purchaser to Carl D. Corley under the Noncompetition Agreement in Schedule 2.8.1 for all Purchaser's Indemnified Losses. Purchaser must comply with the Purchaser's Indemnification Procedure in Section 10.04 and the requirements of the Non-Competition Agreement in Schedule 2.8.1.

         10.06 Seller's Indemnification Procedure. All claims by Seller for indemnification hereunder shall be presented and paid as follows:

                  (a) Seller shall promptly notify Purchaser of any claim that is given or could give rise to a right of indemnification under this Agreement (the "Notice of Claim"). The Notice of Claim shall include the amount of the claim and a description of the facts giving rise to the claim unless otherwise provided herein. Notice of Claim must be received by Purchaser on or before the Warranty Termination Date or Purchaser will have no indemnification obligation with respect to the claim.

                  (b) Purchaser shall have 30 days after the date of the Notice of Claim to send written notice to Seller if it is determined that the claim or any part thereof is not subject to indemnification under this Article (the "Notice of Objection"). If a Notice of Objection is not sent by the Purchaser, the claim and all related expenses shall be paid by Purchaser. If the Purchaser timely sends a Notice of Objection and the parties are unable to solve their differences, then the issue shall be resolved by arbitration in the city of Fort Smith, Arkansas, or such other location acceptable to all parties, in accordance with the rules of the American Arbitration Association. The controversy or claim shall be submitted to three neutral arbitrators chosen from the national panel of arbitrators. The Purchaser and Seller shall each choose one arbitrator and the two arbitrators shall choose a third arbitrator. The decision of the arbitrators shall be final and binding upon all parties, and judgment upon the award rendered by the arbitrators may be entered by any court having proper jurisdiction. If no Notice of Objection is received by Seller, Seller shall be entitled to payment from Purchaser immediately upon final determination of any claim for which indemnification is due, whether by settlement, judgment, arbitrators decision or other resolution of the claim.

                  (c) Purchaser shall have administrative control of all claims by third parties that are subject to indemnification under this Article and shall be responsible for hiring legal counsel, accountants or other advisors deemed necessary to defend or settle the claims. However, no claim will be settled without the Seller's approval. Seller may employ legal counsel, accountants or other advisors to assist in the defense or resolution of the claim, but the cost of said advisors shall be paid by Seller. Seller will also render any assistance reasonably requested by Purchaser to defend the claim, including, but not limited to, testimony at depositions, hearings and trials, as well as providing information and assistance during the defense of the claim.

         10.07 Warranty Termination Date. Seller shall have no obligation to indemnify Purchaser under Section 10.01 and Purchaser shall have no obligation to indemnify Seller under Section 10.03 after the following dates (individually, the "Warranty Termination Date"):

                  (a) Purchasers claims for indemnification for damages to power units and trailers in excess of the Collision Reserve on the Closing Balance Sheet (after all Post Closing Adjustments) and the limit in Section 10.02 must be made by Purchaser and received by Seller within 60 days after the Closing Date.

                  (b) Purchasers claims for indemnification arising from cargo claims in excess of the Cargo Reserve on the Closing Balance Sheet (after all Post Closing Adjustments) must be made by Purchaser and received by Seller within 9 months after the Closing Date.

                  (c) Purchasers claims for indemnification arising from vacation pay expenses in excess of the accrued Vacation Reserve on the Closing Balance Sheet (after all Post Closing Adjustments) must be made within 12 months after the Closing Date.

                  (d) Purchasers claims for indemnification arising from violation of the covenant against competition in Section 6.02 and disclosure of confidential information in Section 6.03 must be made by Purchaser and received by Seller within sixty-one (61) months after the Closing Date.

                  (e) Claims for indemnification by either Purchaser or Seller arising from all sources, except those described in paragraphs a, b, c and d of this Section 10.07 shall be made by the party seeking indemnification and received by the indemnifying party on or before the third anniversary of the Closing Date.

                          XI. MISCELLANEOUS PROVISIONS

         11.01 Press and Public Relations. No public disclosure of the transactions described in this Agreement shall be made by Seller, its officers, directors, shareholders or employees. All inquiries by third parties shall be referred to Jerry D. Orler, Chief Financial Officer of Purchaser. All public statements, press releases, etc. will be coordinated by Mr. Orler and issued by Purchaser. Purchaser will issue an appropriate press release should circumstances require public disclosure.

         11.02 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

         11.03 Expenses. Purchaser shall pay all of its expenses incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereunder. Seller shall pay all of its expenses incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereunder.

         11.04 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

         11.05 Waiver. At any time any party may: (i) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement, or any document delivered pursuant hereto, or (ii) waive compliance by any party with any of the covenants and agreements contained in this Agreement to the extent permitted by law, or (iii) extend the time for performance of any of the obligations of the parties hereto; provided, however, no failure or delay in exercising any right or remedy pursuant to this Agreement shall constitute a waiver of any other right or remedy pursuant hereto. Resort to one form of remedy shall not constitute a waiver of alternate remedies except as otherwise provided herein. A waiver of any portion of this Agreement must be in writing and no portion of this Agreement may be modified or amended orally, but such modification or amendment shall be effective if it is in writing and signed by all parties of this Agreement.

         11.06 Non-assignability. Neither this Agreement nor any part hereof shall be assigned by Purchaser or Seller without the prior written consent of the other party.

         11.07 Notice. All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered personally, or if mailed in the United State by certified or registered mail, postage prepaid, return receipt requested to the parties at the following addresses, or at such other addresses as may be given in writing by one party to the other at least five days prior to the mailing of such notice:

         If to Seller, to:         CARCO Carrier Corporation
                                   ATT: Carl D. Corley
                                   P. O. Box 10210
                                   Fort Smith, AR 72917


         With an information
         copy to:                  J. Gregory Magness, Esq.
                                   Hardin, Jesson & Terry
                                   P. O. Box 10127
                                   Fort Smith, AR 72917

         If to CARCO, to:          CARCO Capital Corporation
                                   ATT: Carl D. Corley
                                   P. O. Box 10210
                                   Fort Smith, AR 72917


         If to Purchaser, to:      USA Truck, Inc.
                                   ATT: Robert M. Powell
                                   3200 Industrial Park Road
                                   Van Buren, AR 72956


         With an information
         copy, to:                 Robert Y. Cohen, II, Esq.
                                   Smith, Maurras, Cohen, Redd & Horan, PLC
                                   P. O. Box 10205
                                   Fort Smith, AR 72917


         11.08 Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement. No amendment or modification of this Agreement shall be binding on the parties or effective in any way unless such amendment or modification is in writing and executed by the parties hereto.

         11.09 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Arkansas.

         11.10 Survival of Representations and Warranties. Unless otherwise provided herein, the covenants, agreements, representations and warranties of the parties contained in this Agreement or in any schedule, exhibit, certificate or other writing delivered pursuant to or in connection with this Agreement shall survive closing and shall continue until the Warranty Termination Date. After the Warranty Termination Date, no party to this Agreement shall be liable to any other party for breach of warranty or representation unless such violation occurs before the Warranty Termination Date and written notice of claim is sent as provided herein before the Warranty Termination Date.

         11.11 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and in force to the fullest extent possible.

         11.12 Construction. The captions of this Agreement are for convenience only and shall not be construed or referred to in resolving questions of construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

         11.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 Specific Performance. Each of the parties acknowledge and agree that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the party, and addition to any other remedy to which it may be entitled at law or in equity.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 31st day of October, 1999.



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



                                        SELLER:

                                        CARCO CARRIER CORPORATION



                                        By /s/ CARL D. CORLEY
                                          -------------------------------------
                                          President



ATTEST:

/s/ CARL D. CORLEY, JR.
------------------------
Secretary



                                        CARCO CAPITAL CORPORATION



                                        By /s/ CARL D. CORLEY
                                          -------------------------------------
                                          President




ATTEST:


/s/ CARL D. CORLEY, JR.
------------------------
Secretary



                                        PURCHASER:

                                        USA TRUCK, INC.



                                        By /s/ J.B. SPEED
                                          -------------------------------------
                                          Chairman



ATTEST:


/s/ JERRY D. ORLER
-------------------------
Secretary




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